Filed Pursuant to Rule 424(b)(3)

File No. 333-144128

PROSPECTUS

1,061,547 Shares

STIFEL FINANCIAL CORP.

Common Stock

This prospectus relates to the offer and sale from time to time of up to 1,061,547 shares of our common stock by our shareholders named in this prospectus. Of the shares covered by this prospectus, 178,850 shares are issuable upon exercise of outstanding warrants. The shares of stock and warrants were issued in connection with our acquisition of Ryan Beck Holdings, Inc. We will not receive any of the proceeds from the shares sold by the selling shareholders, but, assuming exercise of all warrants to which the shares relate, we will receive up to $6,438,600 in proceeds from the exercise of the warrants prior to those sales, which proceeds would be used for general corporate purposes. We will incur expenses in connection with registering the offering, estimated to be approximately $27,000.

Our common stock is listed on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange under the symbol "SF." On July 6, 2007, the last reported sale price of our common stock as reported on the NYSE was $59.78 per share.

The Stifel common stock covered by this prospectus may be offered for sale from time to time in accordance with the plan of distribution described in this prospectus by the selling shareholders named herein. The selling shareholders may sell the shares at prices determined by the prevailing market price for the shares or in negotiated transactions. The selling shareholders may also sell the shares to or with the assistance of broker-dealers, who may receive compensation in excess of their customary commissions.

Our principal executive offices are located at 501 N. Broadway, St. Louis, Missouri 63102-2188, and our telephone number is 314-342-2000.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 9, 2007.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, the selling shareholders may sell, from time to time, the identified shares of our common stock, as well as the identified shares of common stock issuable upon conversion of the warrants.

You should rely only on the information provided in or incorporated by reference in this prospectus, the registration statement, a prospectus supplement or an amendment to the registration statement. Neither the selling shareholders nor we have authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling shareholders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in it, as well as any prospectus supplement that accompanies it, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 ("Securities Act") and Section 21E of the Securities Exchange Act of 1934 ("Securities Exchange Act") that are based upon our current expectations and projections about current events. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements include statements relating to:

    our goals, intentions and expectations;
    our business plans and growth strategies;
    our ability to integrate and manage our recently acquired businesses;
    estimates of our risks and future costs and benefits; and
    forecasted demographic and economic trends relating to our industry.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, changes in general economic and business conditions, actions of competitors, regulatory actions, changes in legislation, technology changes and the risks and other factors set forth in "Risk Factors" beginning on page 6.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is included or incorporated by reference in this prospectus, before making a decision to invest in our common stock. Unless we indicate otherwise, the words "we," "our," "us" and "Company" refer to Stifel Financial Corp.( "Stifel") and its wholly-owned subsidiaries, including Stifel Nicolaus & Company, Incorporated, which we refer to as "Stifel Nicolaus," Ryan Beck Holdings, Inc. and its wholly-owned broker-dealer subsidiary Ryan Beck & Company, Inc., which we refer to as "Ryan Beck," and First Service Financial Company, which we refer to as "Stifel Bank & Trust."

Stifel Financial Corp.

Stifel Financial Corp. is a Delaware corporation and holding company for Stifel Nicolaus and Ryan Beck, full service regional retail brokerage and investment banking firms established in 1890 and 1946, respectively. Stifel Financial Corp. is also a bank holding company and a financial holding company for Stifel Bank & Trust and is subject to the supervision and regulation of The Board of Governors of the Federal Reserve System. We are headquartered in St. Louis, Missouri and are geographically focused primarily on serving the Midwestern and Mid-Atlantic regions of the United States, although we have customers throughout the United States and several offices in Europe. We are principally engaged in retail brokerage, securities trading, investment banking, investment advisory, and related financial services through our wholly owned subsidiaries, primarily Stifel Nicolaus, Ryan Beck and Century Securities Associates, Inc ("Century Securities"). Through our wholly owned subsidiary bank, Stifel Bank & Trust, located in St. Louis, Missouri, our financial advisors are also able to offer full service banking needs to their clients, including personal loan programs such as fixed and variable mortgage loans, home equity lines of credit, personal loans, loans secured by CD's or savings, automobile loans and recreational vehicle loans as well as commercial lending programs such as small business loans, commercial real estate loans, lines of credit, credit cards, term loans, and inventory and receivables financing, in addition to other full service banking products. The Company's customers include individuals, professional money managers, corporations, municipalities, and institutions. Our retail brokerage network consists of 1,143 financial advisors, including independent contractors of Century Securities, located in 152 branch offices located primarily throughout the Midwest and Mid-Atlantic regions.

About This Prospectus

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, the selling shareholders named in this registration statement may offer and sell all or any portion of their shares of our common stock. This prospectus provides you with a general description of the common stock that the selling shareholders may offer. The selling shareholders may deliver a prospectus supplement when they offer to sell shares of common stock offered hereby that may contain specific information about the terms of that offering. Such a prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Get More Information" and "Incorporation of Certain Information by Reference."

THE OFFERING

This prospectus and the registration statement, of which this prospectus is a part, are being filed with the SEC to satisfy our obligations under a Registration Rights Agreement with BankAtlantic Bancorp, Inc., on its own behalf and on behalf of the other named holders of our common stock and warrants to purchase our common stock. The prospectus and registration statement cover:
*	The resale by selling shareholders of the shares of common stock; and
*	The resale by selling shareholders of the shares of common stock issuable upon exercise of the outstanding warrants.

Common stock offered by the selling shareholders	1,061,547 shares of our common stock, of which 178,850 are issuable upon exercise of outstanding warrants.
Selling shareholders	See "Selling Shareholders" for more information on the selling shareholders in this transaction.
Use of proceeds	We will not receive any proceeds from the sale of shares in this offering.
Market trading symbol New York Stock Exchange Chicago Stock Exchange	SF

Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 6 and the other information included in this prospectus before investing in our securities.

RISK FACTORS

Before you buy our stock, you should know that making such an investment involves significant risks, including the risks described below. You should carefully consider the factors described below in addition to the remainder of this prospectus and the information incorporated by reference before purchasing the stock. The risks that we have highlighted here are not the only ones that we face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

Economic conditions and instability in the U.S. securities markets, including trading volumes and price levels of securities, could adversely affect our business

As a brokerage and investment banking firm, our business depends heavily on conditions in the financial markets and on economic conditions generally, both domestic and abroad. Many factors outside our control may directly affect the securities business, in many cases in an adverse manner. These include but are not necessarily limited to:

  economic and political conditions;

  broad trends in business and finance;

  legislation and regulation affecting the national and international business and financial communities;

  currency values;

  inflation;

  market conditions;

  the availability and cost of short-term or long-term funding and capital;

  the credit capacity or perceived credit worthiness of the securities industry in the market place; and

  the level and volatility of interest rates.

Because a significant portion of our revenue is derived from commissions, margin interest revenue, principal transactions, asset management and service fees and investment banking fees, a decline in stock prices, trading volumes, or liquidity could significantly harm our profitability in the following ways:

  The volume of trades we would execute for our clients may decrease;

  The value of the invested assets we manage for our clients may decline;

  Our customer margin balances may decrease;

  The number and size of transactions for which we provide underwriting and merger and acquisition advisory services may decline;

  The value of the securities we hold in inventory as assets, which we often purchase in connection with market-making and underwriting activities, may decline;

  As a market maker, we may own large positions in specific securities. These undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified. In addition, a sizable portion of our inventory is comprised of fixed income securities, which are sensitive to interest rates. As interest rates rise or fall, there is a corresponding increase or decrease in the value of our assets; and

  The value of the securities we hold as investments acquired directly through our subsidiaries may decline. In particular, those investments in venture capital and start-up type companies, which by their nature are subject to a high degree of volatility, may be susceptible to significant fluctuations.

To the extent our clients, or counterparties in transactions with us, are more likely to suffer financial setbacks in a volatile stock market environment, our risk of loss during these periods would increase.

We expect to increasingly commit our own capital to engage in proprietary trading, investing and similar activities, and uncertain or unfavorable market or economic conditions may reduce the value of our positions, resulting in reduced revenues.

Declines in the market value of securities can result in the failure of buyers and sellers of securities to fulfill their settlement obligations, and in the failure of our clients to fulfill their credit obligations. During market downturns, counterparties to us in securities transactions may be less likely to complete transactions. Also, we often permit our clients to purchase securities on margin or, in other words, to borrow a portion of the purchase price from us and collateralize the loan with a set percentage of the securities. During steep declines in securities prices, the value of the collateral securing margin purchases may drop below the amount of the purchaser's indebtedness. If the clients are unable to provide additional collateral for these loans, we may lose money on these margin transactions. In addition, particularly during market downturns, we may face additional expense defending or pursuing claims or litigation related to counterparty or client defaults.

We cannot assure you that we will successfully retain our key personnel or attract, assimilate, or retain other highly qualified personnel in the future, and our failure to do so could materially and adversely affect our business, financial condition, and operating results.

Our people are our most valuable asset. Our ability to develop and retain our client base and to obtain investment banking and advisory engagements depends upon the reputation, judgment, business generation capabilities and project execution skills of highly skilled and often highly specialized employees, including our executive officers. The unexpected loss of services of any of these key employees and executive officers, or the inability to recruit and retain highly qualified personnel in the future, could have an adverse effect on our business and results of operations.

We generally do not enter into written employment agreements with our employees, and employees can stop working with us at any time. Investment executives typically take their clients with them when they leave us to work for a competitor. From time to time, in addition to investment executives, we have lost equity research, investment banking, public finance, and institutional sales and trading professionals to our competitors, and some have taken clients away from us.

Competition for personnel within the financial services industry is intense. The cost of retaining skilled professionals in the financial services industry has escalated considerably, as competition for these professionals has intensified. Employers in the industry are increasingly offering guaranteed contracts, upfront payments, and increased compensation. These can be important factors in an employee's decision to leave us. As competition for skilled professionals in the industry increases, we may have to devote more significant resources to attracting and retaining qualified personnel. In particular, our financial results may be adversely affected by the amortization costs incurred by us in connection with the upfront loans we offer to investment executives.

Moreover, companies in our industry whose employees accept positions with competitors frequently claim that those competitors have engaged in unfair hiring practices. We are currently subject to several such claims and may be subject to additional claims in the future as we seek to hire qualified personnel, some of whom may currently be working for our competitors. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits. Such claims could also discourage potential employees who currently work for our competitors from joining us.

We may recruit investment executives, make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business and may strain our resources.

Our growth strategies include the recruitment of investment executives and future acquisitions or joint ventures with other businesses. Any acquisition or joint venture that we determine to pursue will be accompanied by a number of risks. The growth of our business and expansion of our client base has and will continue to strain our management and administrative resources. Costs or difficulties relating to such transactions, including integration of products, employees, technology systems, accounting systems and management controls, may be greater than expected. Unless offset by a growth of revenues, the costs associated with these investments will reduce our operating margins. We cannot assure investors that we will be able to manage or continue to manage our recent or future growth successfully. The inability to do so could have a material adverse effect on our business, financial condition, and operating results. After we announce or complete an acquisition or joint venture, our share price could decline if investors view the transaction as too costly or unlikely to improve our competitive position. We may be unable to retain key personnel after the transaction, and the transaction may impair relationships with customers and business partners. These difficulties could disrupt our ongoing business, increase our expenses and adversely affect our operating results and financial condition. In addition, we may be unable to achieve anticipated benefits and synergies from the transaction as fully as expected or within the expected time frame. Divestitures or elimination of existing businesses or products could have similar effects.

To the extent we pursue increased expansion to different geographic markets or grow generally through additional strategic acquisitions, we cannot assure you that we will identify suitable acquisition candidates, that acquisitions will be completed on acceptable terms or that we will be able to successfully integrate the operations of any acquired business into our existing business. Such acquisitions could be of significant size and involve firms located in regions of the U.S. where we do not currently operate, or internationally. To acquire and integrate a separate organization would divert management attention from other business activities. This diversion, together with other difficulties we may encounter in integrating an acquired business, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may need to borrow money to finance acquisitions, which would increase our leverage. Such funds might not be available on terms as favorable to us as our current borrowing terms or at all.

We may not realize the expected benefits of our acquisitions of the Ryan Beck and LM Capital Markets businesses.

We may be unable to take advantage of the opportunities we expect to obtain in the acquisitions of Ryan Beck and Legg Mason Capital Markets ("LM Capital Markets"), including strengthening of our existing private client, equity capital markets, fixed income capital markets and investment banking businesses and the addition of senior personnel and managers from both firms. Additionally, Ryan Beck and the businesses we acquired from LM Capital Markets are also subject to many, if not all, of the same risks faced by our business described herein. Further, Ryan Beck was acquired in the first quarter of 2007, and the historical data relating to Ryan Beck is not indicative of the results of operations that would have been achieved had the acquisition of Ryan Beck been effected as of an earlier date, or that will be achieved in the future.

The success of our acquisition depends on our ability to retain key personnel from Ryan Beck and LM Capital Markets. Our business is a service business that depends heavily on highly skilled personnel and the relationship they form with clients.

Like our core business, Ryan Beck and the LM Capital Markets businesses are service businesses that rely heavily upon highly skilled and highly specialized employees. There is no assurance that all of such employees will remain with Stifel for the long term. As mentioned above, investment executives typically take their clients with them when they leave to work for a competitor of ours. If any of these key employees or other senior management personnel of Ryan Beck or LM Capital Markets determine that they do not wish to remain with Stifel, it could have an adverse effect on the prospects for our combined business and results of operations in the future.

We may not realize the expected benefits of our acquisition of First Service Financial Company.

We may be unable to take advantage of the opportunities we expect to obtain in the acquisition of First Service Financial Company and its wholly-owned subsidiary, First Service Bank. Our success as a bank holding company and a financial holding company will depend on our ability to comply with extensive regulations and maintain proper levels of capitalization required under the Federal Reserve Act. As stated previously, we rely exclusively on financing activities of our subsidiaries to implement our growth strategies. We cannot assure investors that our internal sources of liquidity will prove sufficient, or if they prove insufficient, that we will be able to successfully obtain outside financing on favorable terms, or at all.

We may not successfully integrate our recent acquisitions into our existing business.

Since December 2005, we will have completed four acquisitions: LM Capital Markets in 2005, the private client business of Miller Johnson Steichen and Kinnard in 2006, Ryan Beck in the first quarter of 2007, and First Service Financial Company in the second quarter 2007. Business combinations of this sort involve the integration of multiple companies that previously have operated independently, which is a complex, costly and time-consuming process. The difficulties of combining the companies' operations include, among other things:

  assimilating and retaining employees with diverse business backgrounds, including key senior management members;

  retaining key customer accounts;

  coordinating regulatory oversight of brokers;

  the necessity of coordinating geographically disparate organizations, systems and facilities;

  consolidating corporate and administrative functions;

  limiting the diversion of management resources necessary to facilitate the integration;

  implementing compatible information and communication systems, as well as common operating procedures;

  creating compatible financial controls and comparable human resource management practices;

  expenses of any undisclosed or potential legal liabilities; and

  preserving the important contractual and other relationships of each company.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company's business and the loss of key personnel. The diversion of management's attention, any delays or difficulties encountered in connection with the business combination and the integration of the companies' operations or the costs associated with these activities could harm the business, results of operations, financial condition or prospects of the combined company.

We face intense competition in our industry.

Our business will suffer if we do not compete successfully. All aspects of our business and of the securities industry in general are intensely competitive. We expect competition to continue and intensify in the future.

Because many of our competitors have greater resources and offer more services than we do, increased competition could have a material and adverse effect on our profitability.

We compete directly with national full-service broker-dealers, investment banking firms, and commercial banks and, to a lesser extent, with discount brokers and dealers and investment advisors. We also compete indirectly for investment assets with insurance companies, real estate firms, hedge funds, and others.

Many of our competitors have significantly greater capital and financial resources than we do. The financial services industry has recently undergone significant consolidation, which has further concentrated equity capital and other financial resources in the industry and further increased competition. Many of our competitors use their significantly greater financial capital and scope of operations to offer their customers more products and services, broader research capabilities, access to international markets, and other products and services not currently offered by us. These and other competitive pressures may adversely affect our competitive position and, as a result, our operations and financial condition.

We face competition from new entrants into the market and increased use of alternative sales channels by other firms.

Domestic commercial banks and investment banking boutique firms have entered the broker-dealer business, and large international banks have begun serving our markets as well. Legislative and regulatory initiatives intended to ease restrictions on the sale of securities and underwriting activities by commercial banks have increased competition. This increased competition could cause our business to suffer.

The industry of electronic and/or discount brokerage services is continuing to develop. Increased competition from firms using new technology to deliver these products and services may materially and adversely affect our operating results and financial position. Competitors offering internet-based or other electronic brokerage services may have lower costs and offer their customers more attractive pricing and more convenient services than we do. In addition, we anticipate additional competition from underwriters who conduct offerings of securities through electronic distribution channels, bypassing financial intermediaries such as us altogether.

We have experienced significant pricing pressure in areas of our business, which may impair our revenues and profitability.

 In recent years, our business has experienced significant pricing pressures on trading margins and commissions in debt and equity trading. In the fixed income market, regulatory requirements have resulted in greater price transparency, leading to increased price competition and decreased trading margins. In the equity market, we have experienced increased pricing pressure from institutional clients to reduce commissions, and this pressure has been augmented by the increased use of electronic and direct market access trading, which has created additional competitive downward pressure on trading margins. The trend toward using alternative trading systems is continuing to grow, which may result in decreased commission and trading revenue, reduce our participation in the trading markets and our ability to access market information, and lead to the creation of new and stronger competitors. Institutional clients also have pressured financial services firms to alter "soft dollar" practices under which brokerage firms bundle the cost of trade execution with research products and services. Some institutions are entering into arrangements that separate (or "unbundle") payments for research products or services from sales commissions. These arrangements have increased the competitive pressures on sales commissions and have affected the value our clients place on high-quality research. Additional pressure on sales and trading revenue may impair the profitability of our business. Moreover, our inability to reach agreement regarding the terms of unbundling arrangements with institutional clients who are actively seeking such arrangements could result in the loss of those clients, which would likely reduce our institutional commissions. We believe that price competition and pricing pressures in these and other areas will continue as institutional investors continue to reduce the amounts they are willing to pay, including by reducing the number of brokerage firms they use, and some of our competitors seek to obtain market share by reducing fees, commissions or margins.

We are subject to an increased risk of legal proceedings, which may result in significant losses to us that we cannot recover. Claimants in these proceedings may be customers, employees, or regulatory agencies, among others, seeking damages for mistakes, errors, negligence or acts of fraud by our employees.

Many aspects of our business subject us to substantial risks of potential liability to customers and to regulatory enforcement proceedings by state and federal regulators. Participants in the securities industry face an increasing amount of litigation and arbitration proceedings. Dissatisfied clients regularly make claims against securities firms and their brokers for, among others, negligence, fraud, unauthorized trading, suitability, churning, failure to supervise, breach of fiduciary duty, employee errors, intentional misconduct, unauthorized transactions by investment executives or traders, improper recruiting activity, and failures in the processing of securities transactions. These types of claims expose us to the risk of significant loss. Acts of fraud are difficult to detect and deter, and we cannot assure investors that our risk management procedures and controls will prevent losses from fraudulent activity. In our role as underwriter and selling agent, we may be liable if there are material misstatements or omissions of material information in prospectuses and other communications regarding underwritten offerings of securities. At any point in time, the aggregate amount of existing claims against us could be material. While we do not expect the outcome of any existing claims against us to have a material adverse impact on our business, financial condition, or results of operations, we cannot assure you that these types of proceedings will not materially and adversely affect us. We do not carry insurance that would cover payments regarding these liabilities, with the exception of fidelity coverage with respect to fraudulent acts of our employees. In addition, our by-laws provide for the indemnification of our officers, directors, and employees to the maximum extent permitted under Delaware law. In the future, we may be the subject of indemnification assertions under these documents by our officers, directors, or employees who have or may become defendants in litigation. These claims for indemnification may subject us to substantial risks of potential liability.

In addition to the foregoing financial costs and risks associated with potential liability, the defense of litigation has increased costs associated with attorneys' fees. The amount of outside attorneys' fees incurred in connection with the defense of litigation could be substantial and might materially and adversely affect our results of operations as such fees occur. Securities class action litigation in particular is highly complex and can extend for a protracted period of time, thereby substantially increasing the costs incurred to resolve this litigation.

Terrorist attacks have contributed to economic instability in the United States; continued terrorist attacks, war, or other civil disturbances could lead to further economic instability and adversely affect investor confidence.

The financial markets were beset with volatility and uncertainty after the terrorist attacks of September 11, 2001, escalating tensions in the Middle East, and the war in Afghanistan and in Iraq. These events increased volatility in the prices of securities. We are unable to predict whether the future effects of the ensuing U.S. military and other responsive actions, and the threat of similar future events or responses to such events, will result in long-term commercial disruptions or will have a long-term adverse effect on the financial markets, as well as our business, results of operations, or financial condition.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements, which are important to attract and retain investment executives.

The brokerage and investment banking industry continues to undergo technological change, with periodic introductions of new technology-driven products and services. In addition to better serving clients, the effective use of technology increases efficiency and enables firms to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our clients by using technology to provide products and services that will satisfy their demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients.

Our operations and infrastructure and those of the service providers upon which we rely may malfunction or fail.

Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across diverse markets, and the transactions we process have become increasingly complex. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.

We have outsourced certain aspects of our technology infrastructure, including trade processing, data centers, disaster recovery systems, and wide area networks, as well as market data servers, which constantly broadcast news, quotes, analytics, and other important information to the desktop computers of our investment executives. We contract with other vendors to produce, batch, and mail our confirmations and customer reports. We are dependent on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations and results. However, there can be no guarantee that future disruptions with these providers will not occur.

We also face the risk of operational failure or termination of relations with any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.

Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this could jeopardize our or our clients' or counterparties' confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients', our counterparties' or third parties' operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not insured or not fully covered through any insurance maintained by us.

Lack of sufficient liquidity or access to capital could impair our business and financial condition.

Liquidity is essential to our business. If we have insufficient liquid assets, we will be forced to curtail our operations, and our business will suffer. The principal source of our liquidity is our assets, consisting mainly of cash or assets readily convertible into cash. These assets are financed primarily by our equity capital, debentures to trusts, client credit balances, short-term bank loans, proceeds from securities lending, and other payables. We currently finance our client accounts and firm trading positions through ordinary course borrowings at floating interest rates from various banks on a demand basis and securities lending, with company-owned and client securities pledged as collateral. Changes in securities market volumes, related client borrowing demands, underwriting activity, and levels of securities inventory affect the amount of our financing requirements.

Our liquidity requirements may change in the event we need to raise more funds than anticipated to increase inventory positions, support more rapid expansion, develop new or enhanced services and products, acquire technologies, or respond to other unanticipated liquidity requirements. We rely exclusively on financing activities and distributions from our subsidiaries for funds to implement our business and growth strategies, and repurchase our shares. Net capital rules, restrictions under our long-term debt, or the borrowing arrangements of our subsidiaries, as well as the earnings, financial condition, and cash requirements of our subsidiaries, may each limit distributions to us from our subsidiaries.

In the event existing internal and external financial resources do not satisfy our needs, we may have to seek additional outside financing. The availability of outside financing will depend on a variety of factors, such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry, credit ratings, and credit capacity, as well as the possibility that lenders could develop a negative perception of our long-term or short-term financial prospects if we incurred large trading losses or if the level of our business activity decreased due to a market downturn. Similarly, our access to funds may be impaired if regulatory authorities took significant action against us, or if we discovered that one of our employees had engaged in serious unauthorized or illegal activity. We cannot assure investors that our internal sources of liquidity will prove sufficient, or if they prove insufficient, that we will be able to successfully obtain outside financing on favorable terms, or at all.

We are subject to net capital requirements; failure to comply with these rules would significantly harm our business.

The SEC requires broker-dealers to maintain adequate regulatory capital in relation to their liabilities and the size of their customer business. These rules require broker-dealers to maintain a substantial portion of their assets in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to limitation of its activities, including suspension or revocation of its registration by the SEC and suspension or expulsion by the National Association of Securities

 Dealers, Inc. ("NASD"), the NYSE, and other regulatory bodies, and ultimately may require its liquidation. These rules affect Stifel Nicolaus, Ryan Beck and Century Securities. Failure to comply with the net capital rules could have material and adverse consequences, such as:

  limiting our operations that require intensive use of capital, such as underwriting or trading activities; or

  restricting us from withdrawing capital from our subsidiaries, even where our broker-dealer subsidiaries have more than the minimum amount of required capital. This, in turn, could limit our ability to implement our business and growth strategies, pay interest on and repay the principal of our debt, and/or repurchase our shares.

In addition, a change in the net capital rules or the imposition of new rules affecting the scope, coverage, calculation, or amount of net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects.

Our international subsidiary, Stifel Nicolaus Limited ("SN Ltd"), is subject to the regulatory supervision and requirements of the Financial Services Authority ("FSA") in the United Kingdom. The FSA also has the power to set minimum capital requirements, which SN Ltd has met.

Stifel Bank & Trust is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on Stifel Bank & Trust's financial statements.

Our underwriting and market making activities may place our capital at risk.

We may incur losses and be subject to reputational harm to the extent that, for any reason, we are unable to sell securities we purchased as an underwriter at the anticipated price levels. As an underwriter, we also are subject to heightened standards regarding liability for material misstatements or omissions in prospectuses and other offering documents relating to offerings we underwrite. As a market maker, we may own large positions in specific securities, and these undiversified holdings concentrate the risk of market fluctuations and may result in greater losses than would be the case if our holdings were more diversified.

We are subject to increasing governmental and organizational regulation.

Our business and the securities industry generally, is subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations ("SRO"), such as the NYSE and the NASD, require compliance with their extensive rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping, and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect investors and the integrity of the securities markets, imposes significant compliance burdens and attendant costs on us. The regulatory bodies that administer these rules do not attempt to protect the interests of our security holders as such, but rather the public and markets generally. Failure to comply with any of the laws, rules, or regulations of any SRO, state, or federal regulatory authority could result in a fine, injunction, suspension, or expulsion from the industry, which could materially and adversely impact us. Furthermore, amendments to existing state or federal statutes, rules, and regulations or the adoption of new statutes, rules, and regulations (such as the Sarbanes-Oxley Act of 2002) could require us to alter our methods of operation at costs which could be substantial. In addition, our ability to comply with laws, rules, and regulations is highly dependent upon our ability to maintain a compliance system which is capable of evolving with increasingly complex and changing requirements. Moreover, our independent contractor subsidiaries, Century Securities and SN Ltd, give rise to a higher risk of noncompliance because of the nature of the independent contractor relationships involved.

We may suffer losses if our reputation is harmed.

Our ability to attract and retain customers and employees may be adversely affected to the extent our reputation is damaged. If we fail to deal, or appear to fail to deal, with various issues that may give rise to reputational risk, we could harm our business prospects. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, record-keeping, sales and trading practices, and the proper identification of the legal, reputational, credit, liquidity, and market risks inherent in our products. Failure to appropriately address these issues could also give rise to additional legal risk to us, which could, in turn, increase the size and number of claims and damages asserted against us or subject us to regulatory enforcement actions, fines, and penalties.

Our stock price has been volatile, in part due to recent acquisitions we have made, and it may continue to be volatile in the future.

The market price of our common stock could be subject to significant fluctuations due to factors such as:

  the success or failure of our recent acquisitions, our operating strategies and our perceived prospects, those of our acquired companies and those of the financial services industry in general;

  actual or anticipated fluctuations in our financial condition or results of operations;

  failure to meet the expectations of securities analysts;

  a decline in the stock prices of peer companies;

  a discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size; and

  realization of any of the other risks described in this section.

Declines in the price of our common stock may adversely affect our ability to recruit and retain key employees, including our managing directors and other key professional employees and those who have joined us from companies we recently acquired. In addition we may not be able to access the capital markets or use our stock effectively in connection with future acquisition.

Your interest in our firm may be diluted if we issue additional shares of common stock as a result of the Ryan Beck acquisition, or future offerings or acquisitions where we use our stock.

We recently obtained shareholder approval to issue warrants to purchase our common stock and additional shares of our common stock as payment of contingent "earn-out" payments in connection with our acquisition of Ryan Beck and to issue equity awards as retention to individuals who were employees of Ryan Beck as of the date of our acquisition of that company. If we issue additional shares of common stock as a result of this approval, or otherwise issue stock in connection with future acquisitions or as a result of a financing, investors ownership interest in our company will be diluted.

Misconduct by our employees or by the employees of our business partners could harm us and is difficult to detect and prevent.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our firm. For example, misconduct could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct by entities with whom we do business may be even more limited. We may suffer reputational harm for any misconduct by our employees or those entities with whom we do business.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.

Although we have developed risk management procedures and policies to identify, monitor, and manage risks, we cannot assure investors that our procedures will be fully effective. Our risk management methods may not effectively predict the risks we will face in the future, which may be different in nature or magnitude than past experiences. In addition, some of our risk management methods are based on an evaluation of information regarding markets, clients, and other matters provided by third parties. This information may not be accurate, complete, up-to-date, or properly evaluated, and our risk management procedures may be correspondingly flawed. Management of operational, legal, and regulatory risk requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and we cannot assure investors that our policies and procedures will be fully effective.

The business operations that we conduct outside of the United States subject us to unique risks.

To the extent we conduct business outside the United States, we are subject to risks including, without limitation, the risk that we will be unable to provide effective operational support to these business activities, the risk of non-compliance with foreign laws and regulations, the general economic and political conditions in countries where we conduct business and currency fluctuations. If we are unable to manage these risks effectively, our reputation and results of operations could be harmed.

Provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that are intended to deter abusive takeover tactics by making them unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15 percent or more of our outstanding common stock. We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders.

USE OF PROCEEDS

This prospectus will be used by the selling shareholders to resell their shares of our common stock and shares of our common stock issuable upon exercise of warrants. We could receive up to a maximum of approximately $6,438,600 in proceeds from the cash exercise of all the warrants by the selling shareholders covered by this prospectus, which proceeds would be used for general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock offered by this prospectus. All proceeds from the sale of shares of our common stock offered in this prospectus will be for the account of the selling shareholders. The selling shareholders will pay any underwriting discounts, selling commissions and stock transfer taxes incurred by them in disposing of the shares. We will bear all other costs, fees and expenses in effecting the registration of our shares covered by this prospectus, including all registration, listing, qualification and filing fees (including NASD filing fees), legal and accounting fees, "blue sky" fees and expenses and other printing, distributing and delivery expenses for this prospectus and the associated registration statement. See "Selling Shareholders" and "Plan of Distribution" below.

SELLING SHAREHOLDERS

All of the common shares registered for sale under this prospectus are owned by the former shareholder and the former optionholders of Ryan Beck Holdings, Inc. ("Ryan Beck Holdings"), who acquired our shares in connection with our acquisition of Ryan Beck Holdings. On February 28, 2007, we issued 2,467,600 shares of our common stock as partial payment of our acquisition of Ryan Beck Holdings to BankAtlantic Bancorp, Inc. ("Bancorp") as the sole shareholder of Ryan Beck Holdings and to other holders of options to purchase Ryan Beck Holdings common stock who were entitled to a portion of merger consideration ("Other Recipients"). In addition, we recently received shareholder approval to, among other things, issue immediately exercisable warrants to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $36.00 per share to Bancorp and to the Other Recipients. We have included the shares issuable upon exercise of the warrants in the registration statement of which this prospectus is a part.

In connection with the acquisition, we entered into a Registration Rights Agreement on February 28, 2007 with Bancorp, on its own behalf and on behalf of the Other Recipients, pursuant to which we agreed to register those shares (including in each case the shares issuable upon exercise of warrants) for resale over a period of time consisting of the initial registration within 120 days of the acquisition and two subsequent registrations on the first and second anniversary dates of the initial registration. This initial registration consists of one-third of the shares of common stock issued to Bancorp and all the common stock issued to the Other Recipients. The shares of common stock being offered for resale by the selling shareholders consist of one-third of the shares of common stock held by Bancorp and one-third of the shares of common stock issuable upon exercise of the warrants held by Bancorp, as well as all of the shares held by the Other Recipients and issuable upon exercise of their warrants. We are contractually obligated and intend to register the remaining shares of common stock and warrants held by Bancorp for resale in one-third increments no later than the first and second anniversary dates of the effectiveness of the registration statement of which this prospectus is a part.

To our knowledge, no selling shareholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to our acquisition of Ryan Beck Holdings on February 28, 2007. Bancorp was the sole shareholder of Ryan Beck Holdings and the other named shareholders held options to purchase Ryan Beck Holdings common stock prior to our acquisition. Bancorp and the optionholders were issued shares and warrants as partial consideration for our acquisition of Ryan Beck Holdings. Upon closing of the acquisition, Ryan Beck Holdings became a wholly-owned subsidiary of Stifel Financial Corp. The Ryan Beck employees are being transitioned over to Stifel Nicolaus employees as each Ryan Beck office is converted to Stifel Nicolaus.

A selling shareholder may offer all, some or none of the shares of the common stock and common stock issuable upon exercise of the warrants. Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the selling shareholders upon termination of sales pursuant to this prospectus. In addition, the selling shareholders identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. Information about the selling shareholders may change over time. Changed information will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and as required. We have no arrangements or understandings with any shareholders to distribute the securities.

The following table sets forth information regarding the name of each selling shareholder, the number of shares of common stock beneficially owned by each selling shareholder, and the maximum number of shares of common stock that may be offered for the account of such selling shareholder using this prospectus. Information with respect to beneficial ownership is based upon information provided by or on behalf of the selling shareholders.
Name of Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Resale (1)	Percent Ownership Prior to Offering (2)	Shares Offered Pursuant to this Prospectus (Maximum Number That May Be Sold) (3)	Shares of Common Stock Beneficially Owned Following Resale Offering (4)	Percent Ownership After Offering (2)
BankAtlantic Bancorp, Inc. (5)	2,859,078 (6)	19.0%	953,025 (7)	1,906,053	12.7%
James L. Atwater	27 (8)	*	27 (8)	- -	*
Joseph V. Battipaglia	4,888 (9)	*	4,888 (9)	- -	*
Christopher J. Bayait	2,707 (10)	*	1,860 (10)	847	*
Eugenia M. Bigelow	43 (11)	*	43 (11)	- -	*
Allen C. Brautigam	1,860 (12)	*	1,860 (12)	- -	*
Gillian M. Buckley	43 (13)	*	43 (13)	- -	*
Robert G. Cox	22 (14)	*	22 (14)	- -	*
Anthony R. Davis	31 (15)	*	31 (15)	- -	*
Mark Defelice	31 (16)	*	31 (16)	- -	*
Leonard Favata	43 (17)	*	43 (17)	- -	*
Ellen S. Giunta	43 (18)	*	43 (18)	- -	*
Virginia E. Gordon	31 (19)	*	31 (19)	- -	*
Tracey J. Hogan	27 (20)	*	27 (20)	- -	*
Michael M. Horn	22 (21)	*	22 (21)	- -	*
Michael J. Kollender	3,114 (22)	*	3,114 (22)	- -	*
John K. Lambert	43 (23)	*	43 (23)	- -	*
Paul M. MacCrory	31 (24)	*	31 (24)	- -	*
Guy E. Malaby	5,249 (25)	*	1,848 (25)	3,401	*
John Marcelliano	5,035 (26)	*	5,035 (26)	- -	*
Rick J. Martin	43 (27)	*	43 (27)	- -	*
Michael K. Mazor	31 (28)	*	31 (28)	- -	*
William C. Miller	43 (29)	*	43 (29)	- -	*
Michael S. O'Keefe	31 (30)	*	31 (30)	- -	*
Deborah A. Padula	22 (31)	*	22 (31)	- -	*
John R. Pellegrino	43 (32)	*	43 (32)	- -	*
Gary S. Penrose	1,817 (33)	*	1,817 (33)	- -	*
Ben A. Plotkin	62,124 (34)	*	62,124 (34)	- -	*
Norman H. Raymond	31 (35)	*	31 (35)	- -	*
Jacqueline Reeves	31 (36)	*	31 (36)	- -	*
Diane Y. Rothberg	31 (37)	*	31 (37)	- -	*

Melissa J. Schultz	7,272 (38)	*	6,272 (38)	1,000	*
Mark Serby	31 (39)	*	31 (39)	- -	*
Gregory A. Shutok	31 (40)	*	31 (40)	- -	*
Anthony G. Simone	1,860 (41)	*	1,860 (41)	- -	*
Leonard J. Stanley	5,035 (42)	*	5,035 (42)	- -	*
Garry J. Stegeland	1,903 (43)	*	1,903 (43)	- -	*
Jay Suskind	6,055 (44)	*	5,035 (44)	1,020	*
Michael P. Vitiello	31 (45)	*	31 (45)	- -	*
John N. Wyllys	5,035 (46)	*	5,035 (46)	- -	*

	2,973,868	19.8%	1,061,547	1,912,321	12.7%
* Less than 1%.

(1)

Comprises the shares of common stock beneficially owned by each selling shareholder prior to the offering in accordance with Rule 13d-3(d)(1)(i). Beneficial ownership generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities and includes securities that are or will become exercisable within 60 days. As such, an aggregate of 500,000 immediately exercisable warrants are included. These warrants are deemed to be outstanding and beneficially owned by each person holding the warrant and are included in computing that individual's ownership percentage; however, these warrants are not considered outstanding when computing the percentage ownership of any other person.

(2)	Calculated on the basis of 15,035,802 shares of common stock outstanding as of June 22, 2007.
(3)

Represents one-third of the shares of common stock issued to Bancorp and all of the shares issued to Other Recipients in accordance with our Registration Rights Agreement with Bancorp. Also assumes the exercise of one-third of the warrants to purchase common stock by Bancorp, or 160,574 shares, and exercise of all the warrants to purchase common stock by Other Recipients, representing an aggregate 18,276 shares for Other Recipients also in accordance with our Registration Rights Agreement with Bancorp.

(4)	Assumes all the shares of common stock covered hereby are sold by the selling shareholders in the resale offering.
(5)

The principal business office of BankAtlantic Bancorp, Inc. is 2100 W. Cypress Creek Road, Fort Lauderdale, Florida 33309 and its Chairman, Alan B. Levan, has voting and investment control over these shares.

(6)	Includes 481,724 shares of common stock issuable upon the exercise of the warrants.
(7)	Includes 160,574 shares of common stock issuable upon the exercise of the warrants.
(8)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(9)	Includes 823 shares of common stock issuable upon the exercise of the warrants.
(10)	Includes 313 shares of common stock issuable upon the exercise of the warrants.
(11)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(12)	Includes 313 shares of common stock issuable upon the exercise of the warrants.
(13)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(14)	Includes 4 shares of common stock issuable upon the exercise of the warrants.
(15)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(16)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(17)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(18)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(19)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(20)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(21)	Includes 4 shares of common stock issuable upon the exercise of the warrants.
(22)	Includes 524 shares of common stock issuable upon the exercise of the warrants.
(23)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(24)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(25)	Includes 311 shares of common stock issuable upon the exercise of the warrants.

(26)	Includes 848 shares of common stock issuable upon the exercise of the warrants.
(27)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(28)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(29)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(30)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(31)	Includes 4 shares of common stock issuable upon the exercise of the warrants.
(32)	Includes 7 shares of common stock issuable upon the exercise of the warrants.
(33)	Includes 306 shares of common stock issuable upon the exercise of the warrants.
(34)	Includes 10,467 shares of common stock issuable upon the exercise of the warrants.
(35)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(36)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(37)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(38)	Includes 1,056 shares of common stock issuable upon the exercise of the warrants.
(39)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(40)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(41)	Includes 313 shares of common stock issuable upon the exercise of the warrants.
(42)	Includes 848 shares of common stock issuable upon the exercise of the warrants.
(43)	Includes 320 shares of common stock issuable upon the exercise of the warrants.
(44)	Includes 848 shares of common stock issuable upon the exercise of the warrants.
(45)	Includes 5 shares of common stock issuable upon the exercise of the warrants.
(46)	Includes 848 shares of common stock issuable upon the exercise of the warrants.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledges, donees, transferees, assignees, and successors-in-interests may sell their shares covered by this prospectus from time to time for their own account. The selling shareholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling shareholders may sell their shares on the New York Stock Exchange or other exchanges, in the over-the-counter market or in privately negotiated transactions. The selling shareholders may sell their shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or from the purchasers of the shares. The compensation received by a particular underwriter, broker, dealer or agent might exceed customary commissions.

The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may sell their shares through any of the following methods or any combination of these methods:

•	purchases by a broker or dealer as a principal and resale by that broker or dealer for its own account under this prospectus;
•

ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales made after the effectiveness of the registration statement of which this prospectus is a part;

•

cross trades or block trades in which the broker or dealer engaged to make the sale will attempt to sell the securities as an agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

•	in privately negotiated transactions;
•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales made through agents; or
•	any combination of the above transactions or any other lawful method.

In addition, any securities covered by this prospectus that qualify for sale in compliance with Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus.

The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of common stock in the course of hedging the positions it assumes with the selling shareholder.

The selling shareholders also may sell shares short and redeliver the shares to close out these short positions. The selling shareholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares covered by this prospectus (which may be amended or supplemented to reflect the transaction). The selling shareholders also may loan or pledge the shares to a broker-dealer or another financial institution. If a selling shareholder defaults on the loan or the obligation secured by the pledge, the broker-dealer or institution may sell the shares so loaned or pledged under this prospectus (which may be amended or supplemented to reflect the transaction).

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers for whom it acts as agent or to whom it sells as principal, or both. Compensation received by a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.

Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

We are not aware of any selling shareholder that has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities.

We have agreed to use commercially reasonable efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the termination of the registration rights provisions under the Registration Rights Agreement.

As provided in the Registration Rights Agreement, we may suspend the selling shareholders' rights to resell shares under this prospectus for so long as our Chief Executive Officer determines in good faith in consultation with counsel that such registration would require the disclosure of information not otherwise then required by law to be publicly disclosed, the disclosure of which would be materially adverse to us, provided that the duration of any such "blackout period" must not exceed 60 days, and the aggregate number of days included in all such blackout periods during any consecutive 12 months must not exceed 180 days.

We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and specified legal and accounting fees. The selling shareholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents. We have also agreed to indemnify the selling shareholders and they have agreed to indemnify us against liabilities, including certain liabilities under the Securities Act and under the Registration Rights Agreement.

The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

Because the selling shareholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. If we are required to supplement this prospectus or post-effectively amend the registration statement to disclose a specific plan of distribution of any selling shareholder, the supplement or amendment will describe the particulars of the plan of distribution, including the shares of common stock, purchase price and names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions.

Under applicable rules and regulations under the Securities Exchange Act of 1934, no person engaged in the distribution of the shares may simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, the provisions of which may limit the timing of purchases and sales of the shares by the selling shareholders.

We will make copies of this prospectus available to the selling shareholders and will inform the selling shareholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Our common stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "SF." The transfer agent for our shares of common stock is UMB Bank, n.a., Kansas City, Missouri.

LEGAL MATTERS

Certain legal matters with regard to the shares of common stock offered by this prospectus have been passed upon by Bryan Cave LLP, St. Louis, Missouri, counsel to Stifel Financial Corp.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Stifel Financial Corp.'s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical consolidated financial statements of Ryan Beck Holdings, Inc. included as exhibit 99.1 of Stifel Financial Corp.'s Current Report on Form 8-K/A dated May 7, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a Registration Statement on Form S-3 we filed with the SEC under the Securities Act relating to the shares of common stock and shares of common stock issuable upon exercise of warrants offered by the selling shareholders. This prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained or incorporated by reference in the registration statement. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

DOCUMENTS INCORPORATED BY REFERENCE

We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information contained in Current Reports on Form 8-K under Item 2.02 or Item 7.01 that is deemed furnished and not filed) after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold:

    our Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 1-9305), filed with the SEC on March 16, 2007 and Form 10-K/A amendment No. 1 for the year ended December 31, 2006 (File No. 1-9305), filed with the SEC on June 27, 2007;
    our Definitive Proxy Statement for the 2007 Annual Meeting of Shareholders (File No. 1-9305) filed with the SEC on April 30, 2007;
    our Definitive Proxy Statement for the special meeting of Shareholders (File No. No 1-9305) filed with the SEC on May 22, 2007;
    our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 (File No. 1-9305), filed with the SEC on May 15, 2007;

    our Current Reports (File No. 1-9305) on Form 8-K filed with the SEC on January 9, 2007, March 1, 2007, April 5, 2007, and July 5, 2007, and on Form 8-K/A filed with the SEC on January 12, 2007, March 6, 2007, and May 7, 2007; and
    the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on April 29, 1987.

We will provide a copy of the documents we incorporate by reference (other than exhibits attached to those documents, unless such exhibits are specifically incorporated by reference into the information incorporated herein), at no cost, to any person who receives this prospectus. You may request a copy of any or all of these documents, either orally or in writing, by contacting us at the following address and phone number:

Stifel Financial Corp.
Investor Relations
501 N. Broadway
St. Louis, Missouri 63102
(314) 342-2000

We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.